EXHIBIT 2.1

AMENDED AND RESTATED EQUITY PURCHASE AGREEMENT

This AMENDED AND RESTATED EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2006, by and among (i) Electronics For Imaging, Inc., a Delaware corporation (“Parent”), (ii) Electronics For Imaging, International, an indirect wholly-owned subsidiary of Parent organized under the laws of the Cayman Islands (“Purchaser”), (iii) Jetrion LLC, a Michigan limited liability company (the “Company”), and (iv) Flint Group North America Corporation (f/k/a Flint Ink North America Corporation), a Michigan corporation (“Seller”). Capitalized terms used herein without definition shall have the respective meanings set forth in Section 9.2 hereof.

WHEREAS, Parent, Purchaser, the Company and Seller are parties to that certain Asset Purchase Agreement (the “Prior Agreement”) dated as of September 27, 2006 (the “Agreement Date”).

WHEREAS, Parent, Purchaser, the Company and Seller desire to amend and restate in its entirety the Prior Agreement in accordance with the terms of this Agreement herein.

WHEREAS, Seller owns 100% of the membership interests in the Company (the “Membership Interests”);

WHEREAS, Seller wishes to sell the Membership Interests to Purchaser on the terms set forth in this Agreement; and

WHEREAS, upon consummation of the Closing, Purchaser shall become a Substitute Member (as defined in the Operating Agreement) of the Company, comprising the sole Member (as defined in the Operating Agreement) of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Parent, Purchaser, the Company and Seller hereby agree as follows:

ARTICLE 1

SALE AND PURCHASE OF THE MEMBERSHIP INTERESTS

1.1 Sale and Purchase of the Membership Interests. At the Closing, Seller shall sell, assign, transfer and deliver the Membership Interests to Purchaser, free and clear of all Liens, and Purchaser shall purchase the Membership Interests from Seller, on the terms and subject to the conditions set forth in this Agreement.

1.2 Closing. The closing of the sale of the Membership Interests to Purchaser (the “Closing”) shall occur at a place and on a date to be mutually agreed upon by Purchaser and Seller, which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article 6. For purposes of this Agreement, “Closing Date” shall mean the time and date as of which the Closing actually takes place.

1.3 Purchase Price. The aggregate purchase price payable by Purchaser for the Membership Interests (the “Purchase Price”) shall be $40,000,000, subject to adjustment as set forth in Section 1.4. At the Closing,

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(a) Purchaser shall deliver to the Escrow Agent an amount equal to (i) the Purchase Price, less (ii) an amount equal to the Contribution Credit, [*] (iii) the Closing Date Adjustment by wire transfer of immediately available funds, which funds shall be deposited into the closing escrow account established pursuant to the Closing Escrow Agreement (the “Closing Payment”);

(b) The Escrow Agent shall deduct from the Closing Payment $2,000,000 (the “Escrow Funds”), which the Escrow Agent shall deposit into the indemnity escrow account established pursuant to the Indemnity Escrow Agreement; and

(c) The Escrow Agent shall deduct from the Closing Payment an amount equal to $4,511,122.14 (the “LTI Amount”), which funds shall be deposited into the closing escrow account, for distribution to the Employee Indemnitors pursuant to the Closing Escrow Agreement. Notwithstanding the fact that the LTI Amount shall be deducted from the Closing Payment, neither Parent nor Purchaser is assuming any liability associated therewith.

1.4 Closing Net Working Capital Adjustment.

(a) Estimated Closing Net Working Capital. Seller shall provide to Parent at least five business days prior to the Closing Date (i) an estimated balance sheet of the Company as of the Closing prepared in a manner consistent with past practices of the Company’s management in conformity with the calculations on Exhibit G and (ii) Seller’s good-faith estimate of Closing Net Working Capital calculated from such estimated balance sheet (“Estimated Closing Net Working Capital”). The Purchase Price payable at the Closing pursuant to Section 1.3 shall be [*] reduced by the amount, if any, that the Working Capital Target exceeds the Estimated Closing Net Working Capital [*] (such adjustment, the “Closing Date Adjustment”). The Estimated Closing Net Working Capital determined by Seller and delivered to Parent shall be binding on the parties for purposes of calculating the Purchase Price payable at the Closing pursuant to Section 1.3, but shall be subject to adjustment following the Closing in accordance with the provisions of this Section 1.4. All calculations performed in connection with this Section 1.4 shall be as of the close of business on the Closing Date.

(b) Calculation. As promptly as practicable, but in no event later than 60 days following the Closing Date, Parent shall prepare and deliver to Seller a balance sheet of the Company as of the Closing (the “Closing Balance Sheet”) and Parent’s calculation of Closing Net Working Capital calculated from the Closing Balance Sheet (“Closing Date Schedule”). Parent shall prepare the Closing Balance Sheet and calculate the Closing Net Working Capital in a manner consistent with the practice of the Company’s management in calculating the estimated balance sheet and Estimated Closing Net Working Capital pursuant to Section 1.4(a).

(c) Review; Disputes.

(i) From and after the Closing Date, each of Parent, Purchaser, the Company and Seller shall provide one another and their respective accountants and advisors with full access to the books and records of the other party for the purposes of: (A) enabling Parent, Purchaser and their respective accountants and advisors to prepare the Closing Balance Sheet and calculate Closing Net Working Capital; (B) enabling Seller to review the Closing Balance Sheet and Parent’s calculation of Closing Net Working Capital; and (C) identifying any dispute related to the Closing Balance Sheet or the calculation of Closing Net Working Capital.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) If Seller disputes any item of the Closing Balance Sheet or the calculation of Closing Net Working Capital delivered by Parent pursuant to Section 1.4(b), then Seller shall deliver a written notice (a “Dispute Notice”) to Parent during the 30-day period commencing upon receipt by Seller of the Closing Balance Sheet and calculation of Closing Net Working Capital delivered by Parent pursuant to Section 1.4(b) (the “Review Period”). The Dispute Notice shall set forth the principal basis for the dispute for each disputed item of such calculation and Seller’s calculation of Closing Net Working Capital.

(iii) If Seller does not deliver a Dispute Notice to Parent prior to the expiration of the Review Period, Parent’s calculation of Closing Net Working Capital set forth in the Closing Date Schedule shall be deemed final and binding on Seller, Parent and Purchaser for all purposes of this Agreement.

(iv) If Seller delivers a Dispute Notice to Parent prior to the expiration of the Review Period, then Seller and Parent shall use commercially reasonable efforts to reach agreement on Closing Net Working Capital. If Seller and Parent are unable to reach agreement on Closing Net Working Capital within 20 days after the end of the Review Period, either party shall have the right to refer such dispute to a national accounting firm mutually selected by Parent and Seller (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”). In connection with the resolution of any such dispute by the Designated Accounting Firm: (A) Seller, Parent and Purchaser may meet with the Designated Accounting Firm in the presence of the other parties; (B) the Designated Accounting Firm shall determine Closing Net Working Capital in accordance with the provisions of this Agreement within 30 days of such referral and upon reaching such determination shall deliver a copy of its calculation to Seller, Parent and Purchaser; and (C) the determination of Closing Net Working Capital made by the Designated Accounting Firm shall be final and binding on Seller, Parent and Purchaser for all purposes of this Agreement, absent manifest error. In calculating the Closing Working Capital Amount, (1) the Designated Accounting Firm shall be limited to addressing only those particular disputed items referred to in the Dispute Notice, and (2) such calculation of Closing Net Working Capital shall be no greater than the amount calculated by Seller and no lower than the amount calculated by Parent. The fees and expenses of the Designated Accounting Firm shall be borne equally by Seller and Parent.

(d) Adjustment of Purchase Price. If Closing Net Working Capital, as finally determined in accordance with this Section 1.4, is less than the Estimated Closing Net Working Capital, then Seller shall, no later than three business days after such determination, cause to be paid to Purchaser by wire transfer of immediately available funds the amount by which Closing Net Working Capital is less than Estimated Closing Net Working Capital. If Closing Net Working Capital, as finally determined in accordance with this Section 1.4, is greater than the Estimated Closing Net Working Capital, then Purchaser shall, no later than three business days after such determination, cause to be paid to Seller by wire transfer of immediately available funds the amount by which Closing Net Working Capital is greater than Estimated Closing Net Working Capital.

1.5 Repayment of Indebtedness; Release of Liens. Prior to the Closing, Seller shall repay in full and retire all of the Indebtedness of the Company. At the Closing, Seller shall deliver or cause to be delivered to Parent documentation reasonably satisfactory to Parent evidencing any such repayment. The Seller acknowledges that neither Parent nor Purchaser is (directly or by virtue of the acquisition of the Company) assuming any Indebtedness of the Company or Seller. At or prior to the Closing, Seller shall also have provided documentation reasonably satisfactory to Parent that all Liens on the Company’s assets shall have been released.

1.6 Allocation of Purchase Price.

(a) During the Pre-Closing Period, Seller will submit to Purchaser a good faith allocation of the Purchase Price among the assets of the Company, subject to Purchaser’s reasonable satisfaction (the “Allocation”). The Allocation will be made in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder.

(b) Seller and Purchaser agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns (including filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax. Not later than thirty (30) days prior to the filing of their respective Forms 8594 (and analogous state law forms) relating to this transaction, each party shall deliver to the other party a copy of its Form 8594 (and any analogous state law forms).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Parent and Purchaser, as of the Agreement Date as follows, subject to such exceptions as are set forth in the schedule of disclosures and exceptions to the representations and warranties made by Seller in this Agreement attached hereto (the “Disclosure Schedule”). Each exception set forth in the Disclosure Schedule shall be deemed to qualify each representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule as being qualified by such exception and each other representation and warranty to which the applicability of such exception is readily apparent from the Disclosure Schedule. [*]

2.1 Organization

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite power and authority to carry on its business as presently conducted and as presently contemplated to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the Company. The Company has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Related Agreements, and to perform its obligations under, and carry out the provisions of, this Agreement and the Related Agreements. The Company is classified as an entity disregarded from its owner (a “disregarded entity”) (i) for state Tax purposes in accordance with applicable law in any states in which the Company has business operations (to the extent a limited liability company may be recognized as a disregarded entity for Tax purposes in those states under applicable law), and (ii) for federal income Tax purposes in accordance with Treasury regulations Section 301.7701-2(c)(2), and the Company has never made any election pursuant to Treasury regulations Section 301.7701-3 or any analogous provision of state law. The Company has delivered to Parent true and complete copies of all of the Organizational Documents of the Company in effect.

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Seller has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to carry out the provisions of this Agreement and those of the Related Agreements to which it is a party, and to perform its respective obligations under, and carry out the provisions of, this Agreement and such Related Agreements, and to carry on its business as presently conducted and as presently proposed to be conducted. Seller is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would have a Material Adverse Effect on Seller.

2.2 Capitalization.

(a) There are no outstanding options, warrants, instruments, rights (including conversion or preemptive rights and rights of first refusal), proxy or membership agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition from the Company of any of its Securities. The Company is not a party or subject to any agreement or understanding and there is no agreement or understanding between any other persons, which affects or relates to the voting or giving of written consents with respect to any security or by the manager of the Company.

(b) All of the Securities of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(c) Seller is the sole Securityholder of the Company and owns 100% of the Securities of the Company, which are comprised solely of the Membership Interests. At the Closing, Purchaser will acquire good and valid title to all of the Membership Interests, free and clear of any Liens.

2.3 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, association, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture or similar arrangement.

2.4 Authorization; Governmental Authorization; Noncontravention.

(a) The execution, delivery and performance by the Company and Seller of this Agreement and all Related Agreements to which either of them is a party, and the consummation of the Contemplated Transactions, are within their respective powers and have been duly authorized by all necessary action on the part of the Company and Seller. This Agreement constitutes a valid and binding agreement of Seller and the Company.

(b) The execution, delivery and performance by the Company and Seller of this Agreement and the consummation of the Contemplated Transactions require no action by or in respect of, or filing with, any Governmental Authority.

(c) The execution, delivery and performance by the Company and Seller of this Agreement and the consummation of the Contemplated Transactions do not and will not (i) violate the Organizational Documents of the Company or Seller, (ii) violate any applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or Seller or to a loss of any benefit to which the Company or Seller is entitled under any provision of any agreement or other instrument binding upon the Company or Seller or (iv) result in the creation or imposition of any Lien on any asset of the Company or Seller.

2.5 Financial Statements.

(a) The Company has made available to Parent, and included in the Disclosure Schedule are, unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the year ended December 31, 2005 and as of and for the eight month period ended August 31, 2006 (collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and have been prepared in a manner consistent with past practice of the Company’s management. The Financial Statements fairly present the financial condition of the Company as of the dates and during the periods indicated therein, subject to normal year-end audit adjustments which are neither individually nor in the aggregate material. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with the past practice of the Company’s management.

(b) The accounting books and records of the Company, in reasonable detail, accurately and fairly reflect the activities of the Company in connection with its business. The Company has not engaged in any material transaction or used any material amount of corporate funds, except for transactions or funds which have been and are reflected in the normally maintained accounting books and records. The Company’s securities records and minute books have been made available to Parent and accurately and fairly reflect all minutes of meetings, resolutions and other material actions and proceedings of such entities and their members and board of managers and all committees thereof and all issuances, transfers and redemptions of Securities of the Company.

2.6 Absence of Certain Changes. Between December 31, 2005 and the Agreement Date, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or the proposed transaction;

(b) any amendment of the Organizational Documents (whether by merger, consolidation or otherwise) of the Company;

(c) any splitting, combination or reclassification of any Securities of the Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of the Securities of the Company, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Securities;

(d) (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any Securities, or (ii) amendment of any term of any Security (in each case, whether by merger, consolidation or otherwise);

(e) any incurrence of any capital expenditures or any Liabilities in respect thereof by the Company in excess of $50,000 above the amount provided in the Company’s budget as disclosed to Parent prior to the Agreement Date;

(f) any acquisition (by merger, consolidation, acquisition of securities or assets or otherwise), directly or indirectly, by the Company of any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company in a manner that is consistent with past practice;

(g) any sale, lease or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of the Company, other than sales of inventory in the ordinary course of business consistent with past practice;

(h) the making by the Company of any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(i) the creation, incurrence, assumption or sufferance to exist by the Company of any Indebtedness;

(j) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company;

(k) (i) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Company, Purchaser or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract required to be disclosed by Section 2.8 or waiver, release or assignment of any material rights, claims or benefits of the Company;

(l) (i) the grant or increase of any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer, employee of the Company, or employee of Seller or Affiliate of Seller who principally works for or with respect to the Company, (iv) the establishment, adoption or amendment (except as required by applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, option, restricted stock or other benefit plan or arrangement covering any director, officer, employee of the Company, or employee of Seller or Affiliate of Seller who principally works for or with respect to the Company or (v) any increase in compensation, bonus or other benefits payable to any director, officer, employee of the Company, or employee of Seller or Affiliate of Seller who principally works for or with respect to the Company, except in each case, any such items that relate to persons who are employed by Seller or an Affiliate of Seller, other than the Company, and who serve as directors or officers of the Company and for which the Company has no payment obligation;

(m) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, or employees of Seller or any Affiliate of Seller who principally works for, or with respect to, the Company, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(n) any change in the Company’s methods of accounting, except for changes in accounting methods required by GAAP;

(o) any settlement, or offer or proposal to settle, (i) any material Legal Proceeding or other claim involving or against the Company, (ii) any Legal Proceeding or dispute against the Company or any of its officers or board of managers or (iii) any Legal Proceeding or dispute that relates to the Contemplated Transactions;

(p) any (i) payment, discharge or satisfaction of any Liabilities, except in the ordinary course of business consistent with past practice and in accordance with their terms, (ii) acceleration or delay of collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (iii) delay or acceleration of payment of any account payable in advance of its due date or the date such Liability would have been paid in the ordinary course of business consistent with past practice, or (iv) variation of the Company’s inventory practices in any material respect from the Company’s past practices; or

(q) any Tax election made or changed, any annual Tax accounting period made or changed, any method of Tax accounting adopted or changed, any Tax Returns amended or claims for Tax refunds filed, any closing agreement entered into, any Tax claim made or amended or Tax audit begun, any Tax claim, audit or assessment settled, any right to claim a Tax refund, offset or other reduction in Tax Liability surrendered, any Tax sharing or Tax allocation agreement or similar arrangement entered into, or any waiver or extension of the period of limitations applicable to any Taxes granted.

2.7 No Undisclosed Liabilities. There are no Liabilities of the Company of any kind whatsoever, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than:

(a) Liabilities provided for in the balance sheet for December 31, 2005 included in the Financial Statements; and

(b) other undisclosed Liabilities incurred in the ordinary course of business since December 31, 2005 which, individually or in the aggregate, are not material to the Company, taken as a whole.

2.8 Material Contracts.

(a) The Company is neither a party to nor bound by (any exceptions to this Section 2.8 shall be the “Material Contracts”):

(i) any lease (whether of real or personal property) providing for annual rentals of $50,000 or more;

(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company of $50,000 or more or (B) aggregate payments by the Company of $50,000 or more;

(iii) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company of $50,000 or more or (B) aggregate payments to the Company of $50,000 or more;

(iv) any partnership, joint venture or other similar agreement or arrangement;

(v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of securities, sale of assets or otherwise);

(vi) any agreement relating to Indebtedness except any such agreement with an aggregate outstanding principal amount not exceeding $100,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;

(vii) any option, license, franchise or similar agreement, including agreements relating to Intellectual Property Rights;

(viii) any agency, dealer, sales representative, marketing or other similar agreement;

(ix) any agreement that (A) limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date or (B) provides for pricing or other contract terms on a “most favored nations” or similar basis;

(x) any agreement with any director or officer of the Company or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

(xi) any indemnification agreements, other than in connection with commercial transactions in the ordinary course of business;

(xii) any contract with a Governmental Authority;

(xiii) powers of attorney from the Company;

(xiv) confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder), other than those related to (A) commercial transactions in the ordinary course of business that are not individually material and (B) the sale or disposition of the assets of the Company that do not adversely affect the Contemplated Transactions or the operation of the Company by Purchaser after the Closing Date assuming that Purchaser operates the Company in a manner substantially similar to the manner in which the Company has been operated prior to the Closing Date; or

(xv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company.

(b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company, and is in full force and effect, and neither the Company, nor any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Parent.

(c) Section 2.8(c) of the Disclosure Schedule sets forth the names of the ten suppliers and ten customers to whom the Company paid or received the greatest sum of money in respect of services, products or materials provided to or from the Company since December 31, 2005. Since December 31, 2005, none of the suppliers or customers listed in Section 2.8(c) of the Disclosure Schedule has notified the Company in writing that it is canceling, reducing or otherwise terminating or that it intends to cancel, reduce or otherwise terminate its relationship with the Company. There is no pending or threatened material dispute with any of the Company’s suppliers or customers. There are no undisclosed vendor commitments, including rebates, take or pay arrangements or the like.

(d) Section 2.8(d) of the Disclosure Schedule sets forth an accurate and complete list of material services provided by Seller or its Affiliates to the Company.

2.9 Litigation. There is no Legal Proceeding pending against, or threatened against or affecting the Company or any of its properties before any arbitrator or any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to (a) result in a loss to the Company, individually or in the aggregate, in excess of $50,000, (b) have a Material Adverse Effect on the Company, or (c) in any manner challenge or seek to prevent, enjoin, alter or materially delay the Contemplated Transactions. Neither the Company nor Seller has received any notice of any such Legal Proceeding. There is no Legal Proceeding or investigation by the Company currently pending or that the Company intends to initiate.

2.10 Compliance with Laws and Court Order. The Company is not in violation of, and has not violated, and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law.

2.11 Foreign Corrupt Practices Act. Neither the Company nor any agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.12 Export Control Laws. Seller has provided the Purchaser an accurate and complete list of all destinations to which the Company’s products have been shipped.

2.13 Products. Each of the products produced or sold by the Company is, and at all times up to and including the sale thereof has been, in compliance with all material applicable Laws and conforms to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. The value of the refurbished inventory of the Company is recorded at net realizable value and is saleable to customers.

2.14 Properties. (a) The Company has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets has good and valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the August 31, 2006 balance sheet and for all property and assets acquired since such date, except for properties and assets sold since such date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

(i) Liens for Taxes or governmental assessments, charges or claims arising in the ordinary course of business the payment of which is not yet due or for taxes which are being contested in good faith (and for which adequate accruals or reserves have been established on the August 31, 2006 balance sheet);

(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or immaterial in amount (and for which adequate accruals or reserves have been established on the August 31, 2006 balance sheet); or

(iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets (clauses (i) – (iii) of this Section 2.14 are, collectively, the “Permitted Liens”).

(b) There are no developments affecting any such property or assets pending or threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

(c) All leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, the Company has not given or received any notice of termination or cancellation with respect to any of such lease, and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default, or permit the termination or modification of any such lease or the modification or acceleration by the other party thereto of rent or any other obligation under any such lease.

(d) No security deposit or portion thereof deposited with respect to any such lease has been applied in respect of a breach of or default under such lease that has not been redeposited in full.

(e) The plants, buildings, structures and equipment owned by the Company have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound.

(f) The plants, buildings and structures leased by the Company currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the business of the Company as currently conducted.

(g) Such real property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar applicable Law.

(h) There are no material disputes with respect to any of the leases.

(i) The Company has not subleased, licensed or otherwise granted any person the right to use or occupy any leased real property or any portion thereof.

(j) Except for any asset leased under a lease described in Section 5.10 of the Disclosure Schedule or any asset owned or leased by Seller or an Affiliate of Seller and used to provide any service listed in Section 2.8(d) of the Disclosure Schedule, the property and assets owned or leased by the Company, or which it otherwise has the right to use, constitute all of the property and assets used or held for use in connection with the business of the Company and are adequate to conduct such business as currently conducted.

2.15 Intellectual Property.

(a) Section 2.15(a)(i) of the Disclosure Schedule contains a true and complete list of each of the registrations and applications for registrations included in the Owned Intellectual Property Rights. Section 2.15(a)(ii) of the Disclosure Schedule contains a true and complete list of all computer software incorporated in, provided with or otherwise necessary to use, support and maintain the Company’s products, including all computer software that the Company provides or makes available to its customers (except for any software licensed under agreements excluded pursuant to the parenthetical in the following sentence and any software owned or licensed by Seller and used to provide any of the services listed in Section 2.8(d) of the Disclosure Schedule). Section 2.15(a)(iii) of the Disclosure Schedule contains a true and complete list of all material agreements (whether written or otherwise, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding “click-wrap” or “shrink-wrap” licenses for off-the-shelf personal computer software that is made generally commercially available on nondiscriminatory pricing terms and have an individual acquisition cost of $500 per seat or less) to which the Company is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property Rights. Section 2.15(a)(iv) of the Disclosure Schedule sets forth all material third party components, including hardware, firmware or computer software, that are incorporated in or provided by the Company with the Company’s products, or that are otherwise necessary for the manufacture of the Company’s products except for third party hardware, firmware or software or other third party components that are (i) embedded or incorporated by third party suppliers, not at the direction of the Company, into the Company’s products, (ii) purchased by the Company in connection with the development of products pursuant to the development agreements listed in Section 2.15(a)(iii) of the Disclosure Schedule on behalf of Crown Packaging Technology, Inc., Crown, Cork and Seal Technologies Corporation or Plastipak Packaging, Inc. or (iii) combined to produce the Company’s digital ink products.

(b) The software owned or used by Seller to provide the services listed in Section 2.8(d) of the Disclosure Schedule, the Intellectual Property Rights licensed in by the Company (the “Licensed Intellectual Property Rights”), the third party components listed or required to be listed in Section 2.15(a)(ii) and (iii) of the Disclosure Schedule and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights and components necessary to, or used or held for use in, the conduct of the business of the Company as currently conducted, including the design, manufacture, license and sale of products.

(c) The Company has not given to any Person an indemnity in connection with any Intellectual Property Right, other than indemnities contained in agreements listed in Section 2.8 of the Disclosure Schedule or that are not required to be disclosed in such section.

(d) The Company has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. There is no Legal Proceeding pending against, or threatened against or affecting, the Company, any present or former officer, director or employee of the Company (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company in any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. The Company has not received from any third party an offer to license any Intellectual Property Rights of such third party in connection with a dispute settlement pertaining to Intellectual Property Rights that has been disclosed to Parent.

(e) None of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights material to the operation of the business of the Company has been adjudged invalid or unenforceable in whole or part, and all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.

(f) The Company holds all right, title and interest in and to all Owned Intellectual Property Rights and all of the Company’s licenses under the Licensed Intellectual Property Rights, free and clear of any Lien. Without limiting the foregoing, the technology and the products that the Company owns or purports to own was (i) developed by employees of the Company within the scope of their employment, (ii) developed by independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements, or (iii) otherwise acquired by the Company from third parties that assigned all Intellectual Property Rights in each such technology to the Company. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, mask work registration or mask work application, or copyright registration or copyright application included in the Owned Intellectual Property Rights is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or applicable registration issued or before which the application or application for registration is pending. The Company has taken all actions necessary to maintain and protect all material Owned Intellectual Property Rights and its rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

(g) No Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights, including any and all trade secrets of the Company. None of the Intellectual Property Rights of the Company that are material to the business or operation of the Company and the value of which to the Company is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, vendors, distributors, customers and agents of the Company all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Parent. There has been no misappropriation of any trade secrets or other confidential Intellectual Property Rights used in connection with and material to the Company’s business by any person; no employee, independent contractor or agent of the Company, Seller or Affiliate of Seller who principally works for, or with respect to, the Company has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the Company’s business; and no employee, independent contractor or agent of the Company or Seller or any Affiliate of Seller who principally works for, or with respect to, the Company is in default or breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Owned Intellectual Property Rights.

(h) The Company has taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete notes and records relating to the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

(i) Except pursuant to license agreements which are set forth in Section 2.15(a)(iii) of the Disclosure Schedule, the Company has no obligation to compensate or account to any Person for the use of any of the Company’s Owned Intellectual Property Rights.

2.16 Licenses and Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it (the “Permits”). No suspension or cancellation of any of the Permits is pending or threatened.

2.17 Environmental, Zoning and Safety Laws. (a) Neither the activities carried on by the Company at the facilities, offices or properties leased or operated by the Company, nor such facilities, offices or properties, are in material violation of any Environmental Laws, or any other zoning, health or safety law or regulation; (b) neither the Company nor any operator of its past or present properties, is in violation, or alleged violation, of, or has any Liability or threatened Liability under, any Environmental Laws; (c) none of the properties currently or formerly owned, leased or operated by the Company (including soils and surface and ground waters) is contaminated with any Hazardous Substance; (d) the

Company is not actually or allegedly liable for any off-site contamination by Hazardous Substances; (e) the Company is not liable under any Environmental Law and has received no notice thereof; (f) the Company has all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (g) the Company is in material compliance with its Environmental Permits; and (h) neither the execution of this Agreement nor the consummation of the Contemplated Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

2.18 Insurance. The Company owns no insurance policies. The Company is a covered insured under insurance policies held by Seller or an affiliate of Seller that are in full force and effect with extended coverage of the type and in the amount shown in Section 2.18 of the Disclosure Schedule. None of such policies will provide coverage to the Company after the Closing. There has not been any claim (including any claim for worker’s compensation) in excess of $25,000 made by Seller with respect to the Company or the assets primarily used in the Company’s business under, or that has been made against Seller or its Affiliates with respect to the Company or the assets primarily used in the Company’s business and has been paid or defended in accordance with the terms of any insurance policy maintained by Seller or its Affiliates with respect to the Company since January 1, 2005.

2.19 Employees. Seller has provided Parent with a true and complete list of (a) the names, titles, annual salaries and other compensation of all employees of the Company, and employees of Seller or any Affiliate of Seller who principally works for or with respect to the Company, including their countries of residence and principal employment and (b) the wage rates for non-salaried employees of the Company, and non-salaried employees of Seller or any Affiliate of Seller who principally works for or with respect to the Company (by classification). All of such employees have the legal right to perform services for the Company in accordance with local immigration, work permit and similar applicable laws and regulations.

2.20 Labor Matters. The Company is not and has not been a party to any collective bargaining agreement, and there is not and has not been any association, works council or similar organization with respect to which the Company has any obligation to negotiate or bargain regarding the terms and conditions of employment of any employee of the Company, or employee of Seller or any Affiliate of Seller who principally works for or with respect to the Company. The Company is in compliance with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect on the Company. There is no unfair labor practice complaint pending or threatened against the Company before the National Labor Relations Board. Copies of any collective bargaining, works council or other employee organization agreement have been furnished to Parent.

2.21 Employee Plans.

(a) Section 2.21 of the Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, option or other securities related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company, Seller, or any ERISA Affiliate and covers any employee, director, officer or consultant or former employee, director, officer or consultant of the Company or any employee, director, officer or consultant or former employee, director, officer or consultant of Seller or any Affiliate of Seller who principally works for, or with respect to, the Company, or with respect to which the Company has any Liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”

(b) Section 2.21 of the Disclosure Schedule discloses whether each Employee Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA (regardless of the applicability of ERISA to such Employee Plan)) is (i) unfunded or self-insured, (ii) funded through a “welfare benefit fund,” as such term is defined in Section 419(e) of the Code (regardless of whether the Code is applicable thereto), or other funding mechanism or (iii) insured.

(c) As of December 31, 2005, the fair market value of the assets of each Employee Plan subject to Title IV of ERISA (other than a “multiemployer plan,” as defined below) (a “Title IV Plan”) (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under such Title IV Plan determined on a termination basis using the assumptions established by the PBGC as in effect on such date. No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, other than a “reportable event” that will not have a Material Adverse Effect on the Company or Seller, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. None of the Company, Seller, or any ERISA Affiliate of the Company or Seller has (i) engaged in, or is a successor or parent corporation to a person or an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Closing Date, (A) any Liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any Liability under Section 4971 of the Code that in either case could become a Liability of the Company, Seller or Purchaser or any of its ERISA Affiliates after the Closing Date.

(d) Neither the Company, Seller nor any ERISA Affiliate nor any predecessor thereof contributes to, has been obligated to contribute to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”) that could result in a Liability to the Company or any of its Affiliates.

(e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, and the Company and Seller have no knowledge of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company or Seller of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(f) The Company and Seller have no current or projected Liability in respect of post-employment or post-retirement health or medical or life insurance benefits for any retired, former or current employee, director, officer or consultant of the Company or any retired, former or current employee, director, officer or consultant of Seller or any Affiliate of Seller who principally works for or with respect to the Company, except as required to avoid excise tax under Section 4980B of the Code. The Company and Seller comply with the applicable requirements of Section 4980B(f) of the Code or any similar applicable Law with respect to each applicable Employee Plan.

(g) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent reflected as a Liability on the August 31, 2006 balance sheet.

(h) There is no contract, plan or arrangement (written or otherwise) covering any employee or director or former employee or director of the Company or any employee or director, or former employee or director of Seller or any Affiliate of Seller who principally works for, or with respect to, the Company, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(i) Section 2.21 of the Disclosure Schedule identifies each plan covering employees or directors or former employees or directors of the Company or employees or directors or former employees or directors of Seller or any Affiliate of Seller who principally works for, or with respect to, the Company in any foreign country which if maintained or administered in or otherwise subject to the laws of the United States would be described in Section 2.21(a).

(j) No employee or director or former employee or director of the Company or employee or director or former employee or director of Seller or any Affiliate of Seller who principally works for, or with respect to, the Company will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit (including acceleration of vesting or exercise of an incentive award), as a result of the Contemplated Transactions.

(k) There are no outstanding loans or other extensions of credit made by the Company or Seller to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any similar officer or director of Seller or any Affiliate of Seller who principally works for, or with respect to, the Company.

(l) There is no action, suit, investigation, audit or proceeding pending against or involving or threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority. No event has occurred and no condition or circumstance exists that has resulted or could result in any Employee Plan being ordered or required to be terminated or wound-up in whole or in part or having its registration under any Laws being refused or revoked or being placed under the administration of any trustee or receiver or any regulatory authority or being required to pay any material Taxes or penalties under any Laws.

(m) The Company has materially complied with its obligations under the Michigan Employment Security Act Sections 421.1 et seq. (“MCLA”), and, as required under MCLA Section 421.15(g), disclosed to Purchaser at least two (2) calendar days prior to the Agreement Date on Form UIA 1027 the amount of the outstanding unemployment Tax liability, unreported unemployment Tax liability and the Tax payments, Tax rates and cumulative benefit charges for the most recent five (5) years, a listing of all individuals currently employed and a listing of all employees separated from employment in the most recent twelve (12) months immediately prior to the Agreement Date. The Company and Seller warrant and represent the accuracy of this information, subject to the penalties under Section 421.15(g) of the MCLA, in addition to any other remedies Purchaser may have under this Agreement

(n) All Employee Plans have been materially administered in accordance with their terms, there are no outstanding defaults or violations by the Company or Seller of any obligation required to be performed by it in connection with any Employee Plan and no order has been made or notice given pursuant to any Laws requiring (or proposing to require) the Company to take (or refrain from taking) any action in respect of any Employee Plan.

(o) All returns, filings, reports and disclosures relating to the Employee Plans required to be filed or distributed, pursuant to the terms of the Employee Plans, Laws or any regulatory authority, have been filed or distributed in accordance with all requirements, all filing fees and levies imposed on the Employee Plans by regulatory authorities or Laws have been made on a timely basis and the funds of the Employee Plans are not exposed to any late filing fees that have not been remitted.

(p) The Company has no Liability, including any obligations under any Employee Plans, with respect to any misclassification of a Person performing services for the Company as an independent contractor rather than as an employee.

(q) All amounts owing in respect of employee payroll withholding obligations, remittances, premiums, contributions and assessments under provincial or federal statutes or employee benefit plans have been fully accrued in the books and records of the Company and wages, vacation pay, holiday pay and employee benefits of the employees of the Company, Seller or Affiliate of Seller who principally work for, or with respect to, the Company have been accrued in the Company’s books and records and reflected as such in the Financial Statements consistent with past practices of the Company’s management.

(r) No payment pursuant to any Employee Plans or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury regulations and Internal Revenue Service ((“IRS”) guidance thereunder), would subject the Company or the managers, directors, employees, consultants or contractors of the Company to tax pursuant to Section 409A(1) of the Code, whether pursuant to the transactions contemplated by this Agreement or otherwise.

2.22 Taxes.

(a) The Company has duly and timely filed, or Seller has duly and timely filed on the Company’s behalf, with the appropriate Taxing Authorities all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all respects. All Taxes due and owing by the Company or with respect to the Company, its business, its assets or the Membership Interests (whether or not shown on any Tax Return) have been paid. Neither the Company nor Seller currently is the beneficiary of any extension of time within which to file any Tax Return with respect to the Company, its business, its assets or the Membership Interests. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or that its assets, its business or the Membership Interests are or may be subject to such taxation.

(b) The unpaid Taxes of the Company (i) did not, as of August 31, 2006, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the August 31, 2006 balance sheet (rather than in any notes thereto), and (ii) will not, as of the Closing Date, exceed such accruals to the extent they are reflected on the August 31, 2006 balance sheet. Since December 31, 2005, neither the Company nor (with respect to the Company, its business, its assets or the Membership Interests) Seller has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) No deficiencies for Taxes against the Company or with respect to the Company, its business, its assets or the Membership Interests, or for which the Company may be liable, have been claimed, proposed or assessed by any Taxing Authority. There are no pending (or threatened) audits, assessments or other actions for or relating to any Liability in respect of Taxes of the Company or its business, its assets or the Membership Interests, and there are no matters under discussion with any Taxing Authority, or known to the Company or to Seller, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company, its business, its assets or the Membership Interests. The Company or Seller has delivered or made available to Parent complete and accurate copies of federal, state and local Tax Returns of the Company and its predecessors for all open Tax years, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or Seller or any predecessors, with respect to the Company, its business, its assets or the Membership Interests, since the Company’s last open Tax year. Neither the Company, Seller nor any predecessor has waived any statute of limitations in respect of Taxes relating to the Company, its business, its assets or the Membership Interests or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Company, its business, its assets or the Membership Interests.

(d) There are no Liens for Taxes other than Permitted Liens on any assets of the Company.

(e) All material elections as of the Agreement Date with respect to Taxes affecting the Company, its business, its assets or the Membership Interests, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Parent, are set forth in Section 2.22 of the Disclosure Schedule. At all times since its formation, the Company has been an entity with Seller as its single owner and has been disregarded as separate from its owner for federal and state Tax purposes, and up to and including the Closing Date, the Company will be an entity with a single owner that is disregarded as separate from its owner for such Tax purposes. No Form 8832 has ever been filed with respect to the Company electing to treat the Company as other than a disregarded entity and, as of the Closing Date, no such election shall have been made.

(f) There are no Tax Sharing Agreements or similar arrangements with respect to or involving the Company, its business, its assets or the Membership Interests, and, after the Closing Date, none of the Company, its business, its assets or the Membership Interests shall be bound or subject to by any such Tax Sharing Agreements or similar arrangements or have any Liability thereunder for amounts due in respect of any Pre-Closing Tax Periods.

(g) The Company has no Liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(h) Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party. The Contemplated Transactions are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

(i) The Company (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity and (iii) is not a shareholder of a corporation or member or beneficiary of another entity.

(j) The Company neither has nor has had a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States of America and such foreign country.

(k) None of the outstanding Indebtedness of the Company constitutes Indebtedness with respect to which any interest deductions may be disallowed.

(l) Neither the Company nor Seller has entered into any transaction identified as a “listed transaction” for purposes of Treasury regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2). If the Company or Seller has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes, based on an opinion from a qualified tax advisor, that it has substantial authority for the Tax treatment of such transaction and is more likely than not to prevail on the merits of its position.

2.23 Transactions with Affiliates. (a) No Related Party has, and no Related Party has had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company; (b) no Related Party is indebted to the Company; (c) no Related Party has entered into, or has any direct or indirect financial interest in, any contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company except as a participant or beneficiary under an Employee Plan. Each of the following shall be deemed to be a “Related Party”: (i) each individual who is, or who has been, an officer or director of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause “(i)” above; and (iii) any trust or other person (other than the Company) in which any one of the individuals referred to in clauses “(i)”and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a voting, proprietary or equity interest.

2.24 Broker’s Fee. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or Seller who might be entitled to any fee or commission in connection with the Contemplated Transactions.

2.25 No Other Agreements to Sell the Company. Neither Seller nor the Company has any legal obligation, absolute or contingent, to any other Person to sell the Company, its business, assets or any portion thereof or to sell any Securities of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto, except pursuant to this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Each of Parent and Purchaser hereby represents and warrants to Seller as of the Agreement Date as follows.

3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to carry out the provisions of this Agreement and those of the Related Agreements to which it is a party, and to perform its respective obligations under, and carry out the provisions of, this Agreement and such Related Agreements, and to carry on its business as presently conducted and as presently proposed to be conducted. Each of Parent and Purchaser is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would have a Material Adverse Effect on Parent or Purchaser, as applicable.

3.2 Corporate Authorization; Governmental Authorization; Noncontravention.

(a) The execution, delivery and performance by each of Parent and Purchaser of this Agreement and all Related Agreements to which it is each a party, and the consummation of the Contemplated Transactions, are within each party’s power and have been duly authorized by all necessary action on the part of each of Parent and Purchaser. This Agreement constitutes a valid and binding agreement of each of Parent and Purchaser.

(b) The execution, delivery and performance by each of Parent and Purchaser of this Agreement and the consummation of the Contemplated Transactions require no action by or in respect of, or filing with, any Governmental Authority other than compliance with any applicable requirements of the Exchange Act.

(c) The execution, delivery and performance by each of Parent and Purchaser of this Agreement and the consummation of the Contemplated Transactions do not and will not (i) violate the Organizational Documents of Parent or Purchaser, (ii) assuming compliance with the matters referred to in Section 3.2(b), violate any applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Purchaser or to a loss of any benefit to which Parent or Purchaser is entitled under any provision of any agreement or other instrument binding upon Parent or Purchaser or (iv) result in the creation or imposition of any Lien on any asset of Parent or Purchaser.

3.3 Litigation. There is no Legal Proceeding pending against, or to the knowledge of Purchaser threatened against or affecting, Parent or Purchaser before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Contemplated Transactions.

3.4 Financing. Purchaser has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

3.5 Broker’s Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Purchaser who might be entitled to any fee or commission in connection with the Contemplated Transactions.

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE CLOSING AND RELATED COVENANTS

4.1 Conduct of Business of the Company. Seller covenants and agrees that, during the period beginning on the Agreement Date and ending on the earliest of the termination of this Agreement or the Closing Date (the “Pre-Closing Period”), unless Purchaser shall otherwise agree in writing: the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; the Company shall preserve intact its business organization, keep available the services of the current officers and employees of and consultants to the Company; and the Company shall preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations.

Without limiting the foregoing, neither the Company nor Seller (on behalf of, or with respect to, the Company) shall, during the Pre-Closing Period, directly or indirectly do, or propose to do, any of the following without the prior written consent of Purchaser.

(a) Organizational Documents. Cause or permit any amendments to the Company’s Organizational Documents.

(b) Dividends, Repurchases; Changes in Securities. (i) Declare or pay any dividends on, or make any other distributions (whether in cash, Securities or property) in respect of, any of the Company’s Securities, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its membership interests, or (iii) repurchase or otherwise acquire, directly or indirectly, any membership interests.

(c) Options, Warrants, Etc. Establish any option plan, or grant any options, warrants or other rights to acquire Securities of the Company.

(d) Material Contracts. Enter into any Material Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any Material Contract, or any other agreement, understanding, instrument or contract that is, individually or in the aggregate, material to the business of the Company as currently conducted and as proposed to be conducted without the prior written consent of Purchaser.

(e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any of its membership interests or other Securities or other instruments convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such membership interests, securities or other convertible instruments or Securities, to any Persons.

(f) Intellectual Property.

(i) Sell, license, assign or transfer any material Intellectual Property Rights of the Company to any other person other than Purchaser, or encumber any Intellectual Property Rights of the Company; or

(ii) license (whether royalty-bearing or not), or otherwise acquire, any Intellectual Property Rights not owned by the Company or Purchaser from any third party;

provided, that this Section 4.1(f) shall not prohibit any action taken in the ordinary course of (A) the Company’s business (1) pursuant to existing contracts of the Company or (2) in connection with the sale or license of products by the Company (B) business of Seller or its Affiliates, provided, in the case of clause “(B)” that Seller or its Affiliate, as applicable, is able to perform services under the Transition Services Agreement.

(g) Marketing or Other Rights. Enter into or amend any agreement pursuant to which any other party is granted manufacturing, marketing or other development or distribution rights of any type or scope with respect to any of the Company’s products or technology other than agreements that (i) are terminable, without payment of a termination fee or other penalty, within thirty (30) days of delivery of the Closing Date, and (ii) would not require any payment upon the Closing, or enter into any agreement that would limit the ability of any of the Company, Purchaser or any Affiliate of Purchaser to operate in a specific area of business or specific geographic area after the Closing.

(h) Dispositions; Obligations. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, taken as a whole, or otherwise incur obligations that would become obligations of Parent or Purchaser.

(i) Indebtedness. Incur any Indebtedness (other than to Purchaser or Parent) for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others.

(j) Leases. Enter into any operating lease in excess of $25,000, provided, that the Company may enter into the Sublease Agreement and an amendment to its existing lease to provide for relocation of its laboratories.

(k) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $100,000, except as provided in Section 5.9.

(l) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies, except as part of changes affecting Seller as a whole and not affecting the Company disproportionately.

(m) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business.

(n) Employee Plans; New Hires; Pay Increases. Except as part of changes affecting Seller as a whole and not affecting the Company disproportionately, adopt or amend any employee benefit or securities purchase or option plan, pay any special bonuses or special remuneration to any employee or director (other than pre-existing obligations) that in the aggregate exceed 10% of the Company’s existing annual aggregate salary obligation, or, except in the ordinary course of business consistent with past practices, increase the salaries, bonuses or wage rates of its employees.

(o) Severance Arrangement. Except as part of changes affecting Seller as a whole and not affecting the Company disproportionately, adopt or approve any severance, bonus or benefit acceleration arrangements (whether individually or more broadly) that could be triggered upon or after the Closing.

(p) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Purchaser prior to the filing of such a suit.

(q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof that are material, individually or in the aggregate, to the Company’s business, taken as a whole.

(r) Taxes. Make or change any election in respect of Taxes (including any election under Section 7701 of the Code or the Treasury regulations thereunder), adopt, change or request permission of any Taxing Authority to change any accounting method in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender or allow to expire any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, amend any Tax Returns with respect to the Company, its business, its assets or the Membership Interests, or enter into any allocation, sharing or other arrangements regarding Taxes.

(s) Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required under GAAP.

(t) Other Transactions. Merge or consolidate with any person other than Purchaser, or an affiliate of Purchaser, or liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction.

(u) Confidentiality Agreements. Hire or retain, or continue to retain or employ, any employee or consultant having access to confidential or proprietary information of the Company unless such employee or consultant enters into, or has entered into, a confidentiality and proprietary information agreement with the Company in the form of Exhibit A attached hereto, or amend or otherwise modify, or grant a waiver under, any such confidentiality or proprietary information agreement with any such person.

(v) Related Party Transactions. Enter into or be a party to any transaction with any director, officer, employee, member or family member of or consultant to any such person, corporation or other entity of which any such person beneficially owns 10% or more of the equity interests or has 10% or more of the voting power, of the Company or any of its Affiliate.

(w) Principal Business. Engage in any business other than the principal business of the Company as conducted on the Agreement Date.

(x) Methods of Accounting. Make any change in the Company’s methods of accounting except for changes in accounting methods required by GAAP, of which the Company will notify the Purchaser promptly.

(y) General. Authorize, commit to, agree to take, or permit to occur any of the foregoing actions.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Access to Information.

(a) During the Pre-Closing Period, upon reasonable notice, the Company will provide to Parent and Purchaser (and their respective representatives) reasonable access to all information and documents that Parent or Purchaser may reasonably request regarding the business, assets, Liabilities, employees, Tax matters and other aspects of the Company.

(b) No investigation pursuant to this Section 5.1 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of any of the parties hereto.

5.2 Exclusivity.

(a) During the Pre-Closing Period, neither the Company nor Seller will, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to disclose the existence of these provisions, (iv) endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. The Company and Seller will, and will cause their respective officers, directors, affiliates, employees, investment bankers, attorneys and other advisors and representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or Seller or any investment banker, attorney or other advisor or representative of the Company or Seller shall be deemed to be a breach of this Section 5.2 by the Company or Seller.

(b) In addition to the obligations of the Company and Seller set forth in Section 5.2(a), the Company and Seller as promptly as practicable shall advise Purchaser in writing of any request for nonpublic information or other inquiry which the Company or Seller reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the person or group making any such request, inquiry or Acquisition Proposal. The Company and Seller will keep Purchaser informed on a current basis of the status and details (including any material amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal.

5.3 Public Announcements. Prior to the Closing, no party hereto shall without having previously obtained the prior written consent of the other parties about the form, content and timing of any such announcement, issue any press release or otherwise make any public statements with respect to this Agreement or the Contemplated Transactions, except as may be required by (a) applicable Law, (b) the SEC, (c) the Securities Act or Exchange Act, or (d) any listing agreement with NASDAQ Stock Market, the National Association of Securities Dealers, Inc. or any national securities exchange to which the respective party is subject after having notified the other party of the form, content and timing of any such announcement. Nothing herein express or implied shall require Parent, Purchaser, Seller or the Company to consult with any other party prior to making any public announcement following the Closing.

5.4 Notice of Developments.

(a) During the Pre-Closing Period, Parent and Purchaser shall promptly notify Seller in writing if Parent or Purchaser becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties contained herein had such representation or warranty been made as of the time of Parent’s or Purchaser’s discovery of such event, fact or condition and (ii) any material failure on the part of Parent or Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) During the Pre-Closing Period, Seller and the Company shall promptly notify Parent and Purchaser in writing if Seller or the Company becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties contained herein had such representation or warranty been made as of the time of discovery by Seller or the Company of such event, fact or condition and (ii) any material failure on the part of Seller or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.4(b) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No update to the Disclosure Schedule shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining the accuracy of any of the representations and warranties made by Seller in this Agreement as of the Agreement Date. [*] Without limiting the generality of the foregoing, neither Parent nor Purchaser shall be deemed to have waived their rights to obtain indemnification under Article 8 with respect to information presented in any update to the Disclosure Schedule relating to the accuracy of any of the representations and warranties made by Seller in this Agreement as of the Agreement Date.

5.5 Further Assurances.

(a) Each of Parent, Purchaser, Seller and the Company will:

(i) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Contemplated Transactions, including using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the Contemplated Transactions and to fulfill the conditions set forth in Article 6. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action; and

(ii) cooperate and use its commercially reasonable efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Contemplated Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(b) During the Pre-Closing Period, the parties hereto will take all further action that is necessary or desirable to carry out the purposes of this Agreement, and the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action and shall refrain from taking any actions which would be contrary to, inconsistent with or against, or would frustrate the essential purposes of, the Contemplated Transactions.

5.6 Tax Matters.

(a) Allocation of Taxes. Except for Taxes included in the calculation of Closing Net Working Capital (“Included Taxes”), Seller shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Company, its business, its assets or the Membership Interests attributable to any Pre-Closing Tax Period. All Taxes levied with respect to the Company, its business, its assets or the Membership Interests for any Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period, as follows:

(i) in the case of any such Taxes other than Taxes based upon or related to income or receipts, the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and

(ii) in the case of any such Tax based upon or related to income or receipts, the portion allocable to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

Upon receipt of any bill for such Taxes relating to the Company, its business, its assets or the Membership Interests, Purchaser, on one hand, and Seller, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.6 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Purchaser or Seller shall make any payment for which it is entitled to reimbursement under this Section 5.6, the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Notwithstanding the foregoing, no Seller Indemnitee shall be liable for (i) any Taxes of Seller, the Company or any of their respective Affiliates levied with respect to the Company, its business, its assets or the Membership Interests attributable to Pre-Closing Tax Periods (other than Included Taxes), or (ii) any other Taxes of Seller or any of its Affiliates for any periods.

(b) Tax Returns for Pre-Closing Tax Periods. Purchaser shall prepare or cause to be prepared and file or cause to be filed all separate Tax Returns of the Company for all Pre-Closing Tax Periods which are required to be filed after the Closing Date. Purchaser shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller shall reimburse Purchaser that amount equal to such Taxes of the Company with respect to such periods, except to the extent that such Taxes are Included Taxes.

(c) Tax Returns for Straddle Periods. Purchaser shall prepare or cause to be prepared and file or cause to be filed any separate Tax Returns of the Company required to be filed for Straddle Periods. Seller shall reimburse Purchaser that amount equal to the portion of such Taxes which relates to the portion of such periods ending on the Closing Date, except to the extent that such Taxes are Included Taxes.

(d) Transfer Taxes. Seller shall be liable for and pay all transfer, registration, stamp, documentary, sales, use, value added and similar Taxes arising from the Contemplated Transactions. Seller shall file in a timely fashion all Tax Returns relating to such Taxes and shall promptly provide Purchaser with copies of such Tax Returns.

(e) Tax Sharing. Any and all existing Tax Sharing Agreements shall be terminated as of the Closing Date. After the Closing Date, the Company shall have no further rights or Liabilities thereunder. This Agreement shall be the sole Tax sharing agreement relating to the Company.

(f) Books & Records; Cooperation. Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Company, its business, its assets or the Membership Interests, including access to books and records, as is reasonably necessary for the filing of all Tax Returns relating to the Company, its business, its assets or the Membership Interests, the making of any election relating to Taxes involving the Company, its business, its assets or the Membership Interests, the preparation for any audit by any Taxing

Authority, and the prosecution or defense of any claim, suit or proceeding relating to any such Taxes. Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the Company, its business, its assets or the Membership Interests for a period of at least six (6) years following the Closing Date. At the end of such period, each party shall provide the other with at least ten (10) days prior written notice before transferring, destroying or discarding any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Purchaser and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Company, its business, its assets or the Membership Interests. Purchaser and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Contemplated Transactions).

(g) Notices. Seller shall promptly notify Purchaser in writing upon receipt by Seller of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to the Company, its business, its assets or the Membership Interests.

(h) Tax Clearance Certificate. At the Closing, Seller shall use its reasonable best efforts to provide Purchaser with a clearance certificate or similar document(s) which may be required by any state Taxing Authority to relieve Purchaser of any obligation to withhold any portion of the payments made to Seller pursuant to this Agreement, including tax clearances pursuant to MCLA Section 205.27a(1), MCLA Section 205.101(a) and MCLA Section 421.15(g).

(i) Characterization of Payments. Any payments made to any Seller Indemnitee pursuant to Section 5.6(j) or 8.2 shall constitute an adjustment of the consideration paid to Seller for the Company for Tax purposes and shall be treated as such by Purchaser and Seller on their Tax Returns to the extent permitted by Law.

(j) Tax Indemnification.

(i) Seller shall indemnify, save and hold each Seller Indemnitee harmless from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (A) any Taxes of Seller, the Company or their respective Affiliates with respect to or attributable to any Pre-Closing Tax Period (other than Included Taxes), and (B) the unpaid Taxes of any Person under Treasury regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (the Taxes in clauses (A) and (B), collectively “Indemnifiable Taxes”).

(ii) Not later than 15 days after receipt by Seller of written notice from Purchaser stating that any Indemnifiable Taxes have been incurred by a Seller Indemnitee and the amount thereof and of the indemnity payment requested, Seller shall discharge its obligation to indemnify the Indemnitee against such Indemnifiable Taxes by paying to Purchaser an amount equal to the amount of such Indemnifiable Taxes. Notwithstanding the foregoing, if Purchaser provides Seller with written notice of any Indemnifiable Taxes at least 15 days prior to the date on which the relevant Indemnifiable Taxes are required to be paid by any Seller Indemnitee, within that 15-day period Seller shall discharge its obligation to indemnify the Seller Indemnitee against such Indemnifiable Taxes by making payments to the relevant Taxing Authority in an aggregate amount equal to the amount of such Indemnifiable Taxes or Seller shall post a bond or take such other action that shall act as a stay, to the reasonable satisfaction of Parent and Purchaser, to the imposition of any liability against the Company, Purchaser or Parent for such Indemnifiable Taxes. The payment by a Seller Indemnitee of any Indemnifiable Taxes shall not relieve Seller of its obligations under this Section 5.6.

(iii) Purchaser agrees to give prompt notice to Seller of any Indemnifiable Taxes or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which Purchaser deems to be within the ambit of this Section 5.6 (specifying with reasonable particularity the basis therefor) and will give Seller such information with respect thereto as Seller may reasonably request. Seller may, at its own expense, participate in and, upon notice to Purchaser, assume the defense of any such suit, action or proceeding (including any Tax audit); provided that Seller shall not, without Purchaser’s prior written consent, agree to any settlement with respect to any Tax relating to the Straddle Period or the Post-Closing Tax Period, or to any Pre-Closing Tax Period if such settlement would have the direct effect of increasing Taxes for any Straddle Period or Post-Closing Tax Period. If Seller assumes such defense, (A) Purchaser shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller and (B) Seller shall not assert that the Indemnifiable Taxes (or any portion thereof) with respect to which Purchaser seeks indemnification are not within the ambit of this Section 5.6. If Seller elects not to assume such defense, Purchaser may pay, compromise or contest the Tax at issue. Seller shall be liable for the fees and expenses of counsel employed by Purchaser for any period during which Seller has not assumed the defense thereof whether or not Seller chooses to defend or prosecute any claim.

(iv) Any claim of any Seller Indemnitee under this Section 5.6(j) may be made and enforced by Parent or Purchaser on behalf of such Seller Indemnitee.

5.7 Employee Matters.

(a) On or prior to the Closing Date, Parent shall make offers of employment to each of the employees of the Company, the terms of which shall include a base salary, commission and short-term bonus structure substantially similar to the base salary, commission (with respect to the Company only) and short-term bonus structure in place for such employees on the Agreement Date. Seller shall retain sponsorship of, and all Liabilities under, the Employee Plans. Parent, Purchaser and the Company (following the Closing Date), shall have no Liabilities with respect to the Employee Plans, and shall not be responsible for any Liabilities with respect to such Employee Plans, and Seller shall cause each Employee Plan to be amended as necessary to ensure that Parent, Purchaser and the Company have no Liabilities with respect to the Employee Plans following the Closing Date. For the avoidance of doubt, Seller shall be responsible for any Liabilities under and payments made or to be made pursuant to the Long-Term Incentive Compensation Plan. Seller shall retain sole responsibility for all Liabilities relating to, or in connection with, the employment, or termination of employment, of each employee of the Company, Seller or Affiliate of Seller on or prior to the Closing Date. Purchaser shall be solely responsible for all Liabilities relating to or in connection with the employment or termination of employment of each employee of the Company after the Closing Date.

(b) Effective as of the Closing Date, the employees of the Company, and the employees of Seller and any Affiliate of Seller who principally work for, or with respect to, the Company shall cease participation in the Flint Group 401(k) Plan for Emerging Business Units and the Flint Group Profit Sharing and Benefit Plan and Seller shall cause such employees to be fully vested in their account balances thereunder.

5.8 Audit. Seller shall engage a nationally recognized accounting firm, reasonably acceptable to Parent, to deliver an audit opinion of the financial statements of the Company for 2004 and 2005 (the “Audit”). All costs of the Audit shall be the responsibility of Parent pursuant to the terms of the letter agreement between Seller and Parent dated September 1, 2006.

5.9 Lab Buildout.

(a) The Company currently has certain of its assets and employees located at 4600 Arrowhead Drive, Ann Arbor, Michigan (the “Ann Arbor Facility”) in a building leased by an Affiliate of Seller. Such assets and employees must be relocated from the Ann Arbor Facility not later than March 31, 2007 upon the expiration of the lease (“Relocation”). The Company currently plans to relocate the affected employees and certain of the assets to the facility the Company occupies at 1260 James L. Hart Parkway, Ypsilanti, Michigan. Notwithstanding anything in this Agreement to the contrary, any Liabilities associated with the Relocation shall be governed by this Section 5.9.

(b) The Relocation will require improvements to the facility (the “Improvements”) including, but not limited to, those described in a letter from Schonsheck, Inc. dated August 30, 2006 (“Schonsheck Proposal”). Prior to the Closing, the Company may enter into a commitment with Schonsheck on terms substantially as contained in the Schonsheck Proposal and into other commitments, not to exceed $25,000, for other Improvements (collectively the “Commitments”); provided, that any Commitment (including the Schonsheck commitment) entered into by the Company, or by Seller on behalf of the Company, that exceeds $25,000 shall be approved in writing by Parent prior to its incurrence, and any Commitment entered into by, or on behalf of the Company in an amount equal to or less than $25,000 shall be approved in writing by Ken Stack prior to its incurrence. After the Closing, Purchaser shall pay or cause to be paid all costs incurred in connection with the Commitments. If, prior to the Closing, the Company pays any amounts or receives any invoices in connection with the Commitments or otherwise related to the relocation, such amounts will be excluded from all Net Working Capital calculations. In addition, at the Closing, Purchaser will reimburse Seller for all amounts paid by the Company or Seller on behalf of the Company prior to the Closing in connection with the Commitments, or otherwise related to the Relocation, that were incurred in compliance with this Section 5.9(b), but that were not offset against the Contribution Credit described in Section 5.9(c).

(c) To assist the Company and Purchaser with the Relocation, Seller will contribute to the Company (i) the lab benches and related fixtures formerly located at Seller’s Precisia operation at 731 Fairfield Court, Ann Arbor, Michigan; and (ii) 21 workstations of various sizes, each consisting of partitions, desks and related furniture, provided they are in excess of Seller’s needs for its own required relocation. In addition, Seller will provide Purchaser a $200,000 credit against the Purchase Price (“Contribution Credit”). The Contribution Credit will be reduced by all amounts paid by the Company, or by Seller on behalf of the Company, prior to Closing in connection with the Commitments, or otherwise related to the Relocation in accordance with this Section 5.9 and set forth on a schedule to be delivered by Seller to Parent one Business Day prior to the Closing. The assets described in Section 5.9(c)(i) and (ii) will be made available to the Company on a date mutually agreed by the Company and Seller, which shall be prior to March 31, 2007.

5.10 Personal Property Leases. Seller currently leases certain personal property primarily utilized in the operation of the Company’s business under the leases listed in Section 5.10 of the Disclosure Schedule. Prior to the Closing, Purchaser shall notify Seller in writing whether it elects to have any or all of such leases assigned to Purchaser. Purchaser shall assume such leases and be responsible for all costs and other obligations under the leases it elects to assume from and after the Closing Date. In the event such leases cannot be assigned to Purchaser, Seller shall be permitted to terminate such leases at or after the Closing; provided, however, that if such leases relate to property or services governed by the Transition Services Agreement, Seller shall not terminate any such leases during the applicable period of the Transition Services Agreement.

5.11 Excluded Assets and Services. Seller provides the Company with the services listed in Section 2.8(d) of the Disclosure Schedule. Except as provided in the Transition Services Agreement, such services may be terminated by Seller at Closing.

5.12 Flint Trademark. Purchaser shall cause the Company to cease the use of the “Flint Group” or “Flint Ink” trademark on any labels, business cards, invoices, advertising materials, building signs, purchase orders and other documents or materials as soon after the Closing Date as reasonably practicable, but in any event not later than December 31, 2006.

5.13 URI. Seller shall use its best efforts to obtain a consent from the University of Rhode Island (“URI”) and the University of Rhode Island Foundation (“URIF”) to the assignment from Flint Ink Corporation to the Company of the Research and License Agreement executed on or around August 16, 2005 among Flint Ink Corporation, URI and URIF.

5.14 Master Agreement. Seller shall use its best efforts to enable the Company to purchase raw materials and supplies in a manner consistent with past practices under the relevant agreements to which Seller or any of its Affiliates is a party and pursuant to which raw materials and supplies are purchased by or on behalf of the Company.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent, Purchaser and Seller to consummate the Contemplated Transactions are subject to the satisfaction of each of the following conditions:

(a) no order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction which prohibits consummation of the Contemplated Transactions, and there shall not be any action taken by any Governmental Authority, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Contemplated Transactions, which makes the consummation of the Contemplated Transactions illegal or substantially deprives Parent, Purchaser, the Company or the Seller of any of the anticipated benefits of the Contemplated Transactions; and

(b) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Contemplated Transactions in accordance with the terms hereof shall have been obtained (other than those actions or filings which, if not obtained or made prior to the consummation of the Contemplated Transactions, would not have a Material Adverse Effect on the Company prior to or after the Closing Date or a Material Adverse Effect on Parent or Purchaser after the Closing Date or be reasonably likely to subject the Company, Parent, Purchaser, Seller, or any of their respective subsidiaries or any of their respective officers or directors to substantial penalties or criminal Liability).

6.2 Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the Contemplated Transactions are subject to the satisfaction of the following further conditions (any of which may be waived in whole or part by Parent or Purchaser in their sole discretion by giving written notice to the Company in compliance with Section 9.1 hereof):

(a) Seller and the Company shall have performed all of their obligations hereunder required to be performed by them at or prior to the Closing, and Parent and Purchaser shall have received a certificate, dated as of the date of the Closing, signed by an executive officer of Seller to the foregoing effect;

(b) each of the representations and warranties of Seller and the Company contained in this Agreement shall have been true and correct in all material respects [*] and Parent and Purchaser shall have received a certificate, dated as of the date of the Closing, signed by an executive officer of Seller certifying to the foregoing effect;

(c) each of Ken Stack and Paul Edwards, and no fewer than four of the following persons: Jason Oliver, Dean Haertel, Brad Scott, Josh Samuels and Bill Bonacorrsi, shall have executed and delivered to the Escrow Agent, on behalf of Parent and Purchaser, employment agreements with Parent in the forms attached hereto as Exhibit B (the “Employment Agreements”), which agreements shall become effective upon the Closing;

(d) each of Ken Stack, Paul Edwards, Jason Oliver and Dean Haertel shall have executed and delivered to the Escrow Agent, on behalf of Parent and Purchaser, non-competition agreements with Parent in the form attached hereto as Exhibit C (the “Non-Competition Agreements”), which agreements shall become effective upon the Closing;

(e) Seller shall have executed and delivered to the Escrow Agent, on behalf of Parent and Purchaser, a transition services agreement with Purchaser in the form attached hereto as Exhibit D (the “Transition Services Agreement”);

(f) the Company and Seller shall have executed and delivered to the Escrow Agent, on behalf of Parent and Purchaser, a sublease agreement in the form attached hereto as Exhibit E (the “Sublease Agreement”);

(g) Seller shall deliver to the Escrow Agent, on behalf of Parent and Purchaser, evidence of the amendment, and the valid consent and approval thereto, of the Long-Term Incentive Compensation Plan of the Company relating to the delivery of the $500,000 of the proceeds from such plan to be held in escrow pursuant to the terms of the Escrow Agreement;

(h) each of Seller, the Employee Indemnitors, and the Escrow Agent shall have executed and delivered to the Escrow Agent, on behalf of Parent and Purchaser, each of (i) the Indemnity Escrow Agreement and (ii) the Closing Escrow Agreement;

(i) each of the officers and members of the board of managers of the Company, except for Ken D. Stack, shall have delivered to the Escrow Agent, on behalf of Parent and Purchaser, written resignations, effective as of the Closing Date;

(j) Seller shall have delivered to Parent and Purchaser a properly executed statement and other documentation, dated as of the Closing Date, in a form conforming to applicable Law, certifying that the Contemplated Transactions are exempt from withholding under Section 1445 of the Code;

(k) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Contemplated Transactions under all Material Contracts and material (i) licenses, (ii) permits, and (iii) other instruments or obligations to which it is a party;

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(l) Seller shall have executed and delivered to the Escrow Agent, on behalf of Purchaser and Parent, a waiver of the terms of the non-competition/non-disclosure agreements, as set forth in Section 6.2 of the Disclosure Schedule;

(m) Seller and its Affiliates shall have delivered to Purchaser an assignment of Intellectual Property Rights in substantially the form of Exhibit H (“Intellectual Property Assignment”);

(n) Seller and the Company shall have terminated the Joint Development and License Agreement between Seller and the Company;

(o) the assets (both tangible and intangible) utilized by the Company but owned or leased by an affiliate of the Company or Seller as of the Agreement Date listed in Section 6.2 of the Disclosure Schedule shall have been transferred to the Company effective as of the Closing Date; and

(p) the Audit shall have been completed and delivered to Parent.

6.3 Conditions to the Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the Contemplated Transactions are subject to the satisfaction of the following further conditions (any one of which may be waived in whole or part by the Company and Seller):

(a) each of Parent and Purchaser shall have performed all of its material obligations hereunder required to be performed by it at or prior to the Closing, and Seller shall have received a certificate from Parent and Purchaser, signed by executive officers of Parent and Purchaser, to the foregoing effect;

(b) each of the representations and warranties of Parent and Purchaser contained in this Agreement shall have been true and correct in all material respects [*] and Seller shall have received a certificate from each of Parent and Purchaser, signed by executive officers of Parent and Purchaser, to the foregoing effect;

(c) Purchaser shall have executed and delivered to the Escrow Agent, on behalf of Seller, the Sublease Agreement; and

(d) each of Purchaser and the Escrow Agent shall have executed and delivered to the Escrow Agent, on behalf of Seller, each of (i) the Indemnity Escrow Agreement and (ii) the Closing Escrow Agreement.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of each of Parent, Purchaser, Seller and the Company;

(b) by Parent, Purchaser or Seller, if the Closing shall not have occurred before November 30, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party in the event that the failure of the Closing to occur on or before such date arises out of or is related to such party’s or any of such party’s Affiliate’s failure to fulfill any obligation under this Agreement;

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) automatically if there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Contemplated Transactions and such order, decree, ruling or other action shall have become final and non-appealable;

(d) by Seller, in the event of a material breach by Parent or Purchaser of any representation, warranty, covenant or agreement contained herein as of the Agreement Date (including in any event, any breach which results in a condition to the Closing not being satisfied), which breach has not been cured or waived within ten (10) calendar days following delivery of notice of such breach by Seller to Purchaser;

(e) by Parent or Purchaser, in the event of a material breach by the Company or Seller of any representation, warranty or agreement contained herein as of the Agreement Date (including in any event, any breach which results in a condition to the Closing not being satisfied), which breach has not been cured or waived within ten (10) calendar days following delivery of notice of such breach by Parent or Purchaser to Seller;

(f) by Parent or Purchaser, by giving written notice to Seller at any time prior to the Closing in the event that the Company or Seller has given Purchaser any notice pursuant to Section 5.4 above, if the breach or breaches described in such notice would, individually or in the aggregate, render any condition to the Closing contained in Sections 6.1 and 6.2 hereof impossible of being satisfied; or

(g) by Seller, by giving written notice to Purchaser at any time prior to the Closing in the event that Parent or Purchaser has given Seller any notice pursuant to Section 5.4 above, if the breach or breaches described in such notice would, individually or in the aggregate, render any condition to the Closing contained in Sections 6.1 and 6.3 hereof impossible of being satisfied.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no Liability under this Agreement on the part of Parent, Purchaser, Seller or the Company or any of their respective officers, directors, or equityholders, and all rights and obligations of any party hereto shall cease, except for Liabilities arising from a breach of this Agreement prior to such termination and except for the obligations under the Confidentiality Agreements, each of which shall continue in effect in accordance with their respective terms; provided, that the provisions of this Article 7 and Articles 8 and 9 shall survive the termination of this Agreement for any reason.

ARTICLE 8

INDEMNIFICATION

8.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the 15-month anniversary of the Closing Date; provided that the representations and warranties in Sections 2.1, 2.2 and 2.4 shall survive indefinitely or until the latest date permitted by applicable Law. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein or until the latest date permitted by Law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in a certificate delivered pursuant to this Agreement shall be deemed to be a representation and warranty made by the Company or Seller, as applicable, in this Agreement.

8.2 Indemnification.

(a) From and after the Closing Date, subject to the limitations set forth in this Agreement, Seller shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty of the Company or Seller set forth in this Agreement as of the Agreement Date (without giving effect to any (A) “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty or (B) update to the Disclosure Schedule); (ii) any breach of any covenant or obligation of the Company or Seller set forth in this Agreement; (iii) actions occurring or conditions existing on or prior to the Closing Date regardless of whether such Damages arise as a result of the negligence, strict Liability or any other Liability under any theory of Law or equity of, or violation of any Law (including any Environmental Law) by, the Company or any of its Affiliates; (iv) any Indebtedness of (A) the Company incurred prior to or in connection with the Closing, with the exception of Indebtedness of the Company incurred as specifically described in Sections 5.8 or 5.9 and disclosed to Parent or (B) Seller or any of its Affiliates; (v) (A) any Liabilities in respect of the employment or termination of employment of employees of the Company or Seller on or prior to the Closing Date, (B) for any Liabilities Parent, Purchaser or the Company incur under or with respect to the Employee Plans, except for Liabilities of Parent, Purchaser or the Company relating to Employee Plans that such parties specifically assume hereunder or (C) any Liabilities Parent, Purchaser or the Company incur with respect to any contribution to, any withdrawal (either “complete withdrawal” or “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively) from, or termination or reorganization of any Multiemployer Plan by the Company, Seller or any ERISA Affiliate; and (vi) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i),” “(ii),” “(iii),” “(iv),” or “(v)” above (including any Legal Proceeding commenced by any Seller Indemnitee for the purpose of enforcing any of its rights under this Article 8).

(b) Seller acknowledges and agrees that, if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Company as a Seller Indemnitee) Purchaser shall also be deemed, by virtue of its ownership of the Securities of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(c) Seller shall not be required to make any indemnification payment pursuant to Section 8.2(a)(i) for any individual Damage less than $50,000 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Seller Indemnitees, or to which any one or more of the Seller Indemnitees has or have otherwise become subject, exceeds $200,000 in the aggregate (the “Threshold”). If the total amount of such Damages exceeds $200,000, then the Seller Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such

Damages; provided, however, that any claim relating to Sections 2.1, 2.2 and 2.4 shall not be subject to, or counted towards, the Threshold; provided, further, that after the Threshold has been reached, Seller shall not be required to make any indemnification pursuant to Section 8.2(a)(i) for any individual item of Damage less than $10,000.

(d) From and after the Closing Date, subject to the limitations set forth in this Agreement, Purchaser and Parent shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty of Purchaser or Parent set forth in this Agreement as of the Agreement Date (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any breach of any covenant or obligation of Purchaser or Parent set forth in this Agreement; and (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i)” or “(ii)” above (including any Legal Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this Article 8).

(e) Purchaser shall not be required to make any indemnification payment pursuant to Section 8.2(d)(i) for any individual Damage less than $50,000 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Purchaser Indemnitees, or to which any one or more of the Purchaser Indemnitees has or have otherwise become subject, exceeds the Threshold. If the total amount of such Damages exceeds $200,000, then the Purchaser Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages; provided, however, that any claim relating to Sections 3.1 or 3.2 shall not be subject to, or counted towards, the Threshold provided, further, that after the Threshold has been reached, neither Purchaser nor Parent shall be required to make any indemnification pursuant to Section 8.2(d)(i) for any individual item of Damage less than $10,000.

(f) The Indemnitees’ rights to indemnification pursuant to this Article 8 on account of any Damages shall be reduced by all insurance or other third party indemnification proceeds actually received by such Indemnitee net of any amounts payable to any Taxing Authority by such Indemnitees with respect to such proceeds.

8.3 Third Party Claims. In the event of the assertion or commencement by any third Person of any claim or Legal Proceeding (whether against the Company, Parent or Purchaser or against any other person) with respect to which either Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 8 (a “Third Party Claim”), the respective Indemnitor against whom indemnification may be sought hereunder shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense (a) to take control of the defense and investigation of such Third Party Claim and (b) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including to employ and engage attorneys of its own choice reasonably acceptable to the respective Indemnitee to handle and defend such Third Party Claim. The Indemnitor shall also be entitled (but not obligated), if its so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld; provided, that such consent shall not be required if any such settlement requires only the payment of money damages solely by the Indemnitor. In the event the Indemnitor elects to assume control of the defense and investigation of such

Third Party Claim in accordance with this Section 8.3, the Indemnitee may, at its own cost and expense, participate in the investigation, trial and defense of such Third Party Claim; provided, that if the named Persons to a lawsuit or other legal action include both the Indemnitor and the Indemnitee and the Indemnitee has been advised by counsel that there may be one or more legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnitor, the Indemnitee shall be entitled, at the Indemnitor’s cost, risk and expense, to retain one firm of separate counsel of its own choosing (along with any required local counsel). If the Indemnitor fails to assume the defense of such Third Party Claim in accordance with this Section 8.3 within 14 days after delivery of the notice of claim in connection with such Third Party Claim, the Indemnitee against which such Third Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnitor) have the right to undertake the defense, compromise and settlement of such Third Party Claim, and the Indemnitor shall be liable for any resulting settlement of such Third Party Claim and for any final judgment with respect thereto (subject to any right of appeal), if any, but only to the full extent otherwise provided in this Agreement. In the event the Indemnitor assumes the defense of the claim, the Indemnitor shall keep the Indemnitee reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnitee assumes the defense of the claim, the Indemnitee shall keep the Indemnitor reasonably informed of the progress of any such defense, compromise or settlement. The parties shall reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such claim or Legal Proceeding. Without limiting the generality of the foregoing, any Third Party Claim made against Parent, Purchaser or the Company relating to Taxes shall be governed in accordance with Section 5.6(j).

8.4 [*] With the exception of claims based upon fraud or intentional misrepresentation, from and after the Closing Date, the total amount of the aggregate indemnification payments that Purchaser and/or Parent shall be required to make under or in connection with this Article 8 shall be limited to a maximum of $2,000,000.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or facsimile (received at the facsimile machine to which it is transmitted prior to 5 p.m., local time, on a business day for the party to which it is sent, or if received after 5 p.m., local time, as of the next business day) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

if to Parent or Purchaser:

Electronics For Imaging, Inc.

Electronics For Imaging, International

303 Velocity Way

Foster City, CA 94404

Attention: James Etheridge

Fax: (650) 357-3907

[*]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Robert Koenig and William C. Davisson III

Fax: (650) 463-2600

if to the Company prior to the Closing:

Jetrion LLC

1260 James L. Hart Parkway

Ypsilanti, MI 48197

Attention: President

Fax: (734) 641-3065

with a copy to:

Flint Group Incorporated

4600 Arrowhead Drive

Ann Arbor, MI 48105

Attention: General Counsel

Fax: (734) 622-6161

and if to Seller:

Flint Group North America Corporation

4600 Arrowhead Drive

Ann Arbor, MI 48105

Attention: Chief Executive Officer

Fax: (734) 622-6141

with a copy to:

Flint Group Incorporated

4600 Arrowhead Drive

Ann Arbor, MI 48105

Attention: General Counsel

Fax: (734) 622-6161

9.2 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by Purchaser) relating to any Acquisition Transaction.

“Acquisition Transaction” means (i) any transaction or series of related transactions other than the Contemplated Transactions involving the purchase of more than 10% of the Securities or assets of the Company, (ii) any agreement to enter into a business combination with the Company, (iii) any agreement made, other than in the ordinary course of business, with regard to the intellectual property owned or licensed by the Company, and (iv) any other extraordinary business transaction involving or otherwise relating to the Company or any intellectual property owned or licensed by the Company; provided, that “Acquisition Transaction” shall not include any sale, merger, pledge or change of control of Seller or any direct or indirect owner of Seller’s securities.

“Affiliate” (whether such term is capitalized or not) means, with respect to any person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. Until the Closing, the Company shall not be deemed for any purposes of this Agreement to be an Affiliate of Purchaser.

“business day” (whether such term is capitalized or not) means any day other than Saturday, Sunday or a legal holiday that banks located in San Francisco, California are open for business.

“Closing Escrow Agreement” means escrow agreement dated the Agreement Date by and among the Escrow Agent, Purchaser, the Employee Indemnitors, and Seller in the form of Exhibit F-1 attached hereto

“Closing Net Working Capital” means the Net Working Capital of the Company as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” means those certain Confidentiality Agreements, dated June 21, 2006 and July 6, 2006, each by and between the Company and Parent.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including the sale of the Membership Interests by Seller to Purchaser.

“Damages” shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ and accountants’ fees), charge, cost (including costs of investigation and defense and settlement costs) or expense of any nature.

“Employee Indemnitors” shall mean Ken Stack, Paul Edwards, Jason Oliver, Sean Skelly, Dean Haertel, Brad Scott, Robert Rogers and Andrew Schweikhart.

“Environmental Law” means any and all Laws, which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means U.S. Bank National Association, a national banking association.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” (whether such term is capitalized or not) means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, toxic mold, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Indebtedness” means, as applied to any person, (i) all indebtedness for borrowed money, whether current or funded, or secured or unsecured, (ii) all indebtedness for the deferred purchase price of property or services represented by a note or other security, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such person is liable as lessee, (vi) any Liability in respect of banker’s acceptances or letters of credit, and (vii) all indebtedness referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above which is directly or indirectly guaranteed by or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnitee” means the Purchaser Indemnitees and/or the Seller Indemnitees, as applicable.

“Indemnitor” means the Purchaser or Parent, on the one hand, and/or Seller, on the other hand, as applicable.

“Indemnity Escrow Agreement” means the escrow agreement dated the Agreement Date by and among the Escrow Agent, Purchaser, the Employee Indemnitors, and Seller in the form of Exhibit F-2 attached hereto.

“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs and mask work rights

(whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“knowledge” of Parent or Purchaser means the knowledge of such Person’s executive officers after reasonable inquiry; and of Seller or the Company means the knowledge of the following Persons after reasonable inquiry: Leonard D. Frescoln, Kenneth D. Stack, Ronny S. Muawad, Lawrence E. King, Anne C. Wolf, Paul Edwards, Jason Oliver, Dean Haertel, Sean Skelly, Brad Scott, Andy Schweikhart, and Chris Tressler.

“Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, policy, license, permit, guidance, writ, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, determined, determinable, liquidated, unliquidated, known or unknown.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Long-Term Incentive Compensation Plan” means the Jetrion, LLC Long Term Incentive Compensation Plan, amended and restated as of December 16, 2005, as the same may be further amended.

“Material Adverse Effect” means with respect to the Company, Seller, Parent or Purchaser, as the case may be, any change or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the assets, Liabilities, business, results of operations, condition (financial or otherwise) or prospects of the Company, Seller, Parent or Purchaser, as the case may be, and their respective subsidiaries, taken as a whole.

“Net Working Capital” means the current assets of the Company as of a certain date minus the current Liabilities of the Company as of such date determined in a manner consistent with past practices of the Company’s management in conformity with the calculations on Exhibit G.

“Operating Agreement” means the operating agreement of the Company.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company.

“Organizational Documents” means, with respect to any Person, (i) the articles of incorporation, or other similar organizational document of such Person; (ii) the bylaws or other similar document of such Person; (iii) the articles of organization of such Person; (iv) the partnership agreement, any statement of partnership of a general partnership or other similar document of such Person; (v) the limited partnership agreement, the certificate of limited partnership of a limited partnership or other similar document of such Person; (vi) any charter, shareholder agreement or similar document of such Person adopted or filed in connection with the creation, formation, or organization of such Person; (vii) any similar document regulating the affairs of a trust; and (viii) any amendment to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” (whether or not capitalized) means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Purchaser Indemnitee” means Seller and any of its Affiliates.

“Related Agreements” means the Confidentiality Agreement, the Indemnity Escrow Agreement, the Closing Escrow Agreement, the Transition Services Agreement, the Employment Agreements, the Non-Competition Agreements, the Sublease Agreement, Intellectual Property Assignment, the JDA Termination and the certificates delivered at Closing pursuant to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities” means all membership interests, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire membership interests of the Company, and all membership interests issuable upon exercise or conversion of any options, warrants, convertible notes, rights of conversion and other rights to acquire membership interests of the Company, outstanding from time to time, whether or not then currently vested, exercisable or convertible.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholder” means any holder of Securities.

“Seller Indemnitee” means Parent, Purchaser and any of their respective Affiliates including, effective upon the Closing, the Company.

“state” means any state or commonwealth of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, and any other dependency, possession or territory of the United States of America.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“subsidiary” or “subsidiaries” (whether or not capitalized) of any person means any corporation, partnership, limited liability company, association, trust, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the securities or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” or “Taxes” means, with respect to the Company, its business, its assets or the Membership Interests, any federal, state, local or foreign income, gross receipts, license, single business, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, goods and services, escheat, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any similar amounts imposed on the Company, its business, its assets or the Membership Interests, and any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, declaration, return, information return, Tax-related form, claim for refund, or statement relating to Taxes, including any transfer pricing reports, schedule or attachment thereto and any amendments thereof.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax Liability.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Taxes.

“Transaction Expenses” means the sum of all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions.

“Treasury regulations” means the United States Treasury regulations promulgated under the Code.

“Working Capital Target” means $3,678,641.

The following table sets forth certain other defined terms and the Section of the Agreement in which the meaning of each such term appears:

Section(s)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Allocation”	1.6(a)
“Ann Arbor Facility”	5.9(a)
“Audit”	5.8
“Closing”	1.2
“Closing Balance Sheet”	1.4(b)
“Closing Date”	1.2
“Closing Date Adjustment”	1.4(a)
“Commitments”	5.9(b)
“Company”	Preamble
“Contribution Credit”	5.9(c)
“Designated Accounting Firm”	1.4(c)(iv)
“Disclosure Schedule”	Article 2
“Dispute Notice”	1.4(c)(ii)
“Employee Plans”	2.21(a)
“Employment Agreements”	6.2(c)
“Environmental Laws”	2.19
“Environmental Permits”	2.19
“Escrow Funds”	1.3(b)
“Estimated Closing Net Working Capital”	1.4(a)
“Financial Statements”	2.5(a)
“Improvements”	5.9(b)
“Included Taxes”	5.6(a)
“Indemnifiable Taxes”	5.6(g)(i)
“Licensed Intellectual Property Rights”	2.15(b)
“LTI Amount”	1.3(c)
“Material Contracts”	2.8(a)
“MCLA”	2.22(m)
“Membership Interests”	Recitals
“Multiemployer Plans”	2.21(d)
“Non-Competition Agreements”	6.2(d)
“Parent”	Preamble
“Permitted Liens”	2.14(a)(iii)
“Permits”	2.16
“Pre-Closing Period”	4.1
“Purchase Price”	1.3
“Purchaser”	Preamble
“Related Party”	2.23
“Relocation”	5.9(a)
“Review Period”	1.4(c)(ii)
“Schonsheck Proposal”	5.9(b)
“Seller”	Preamble
“Sublease Agreement”	6.2(f)
“Termination Date”	7.1(b)
“Third Party Claim”	8.3
“Title IV Plan”	2.21(c)
“Transition Services Agreement”	6.2(e)

9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.

9.4 Entire Agreement; Assignment. This Agreement, together with the Related Agreements, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent or Purchaser may assign all or any of its rights and obligations hereunder to (i) any Affiliate of Parent or Purchaser; provided, that no such assignment to an Affiliate shall relieve the assigning party of its obligations hereunder, and (ii) after the Closing, each of Parent or Purchaser may assign all of its rights and obligations hereunder to a person that acquires all of the capital stock, or substantially all of the assets, of the division or business unit of Parent or Purchaser responsible for the business of the Company; provided, that such person assumes this Agreement, in writing, and agrees to be bound by and to comply with all of the terms and conditions hereof.

9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

9.8 Consent to Jurisdiction.

(a) EACH OF PARENT, PURCHASER, SELLER AND THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF DELAWARE AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR DELAWARE, FOR THE PURPOSE OF ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF PARENT, PURCHASER, SELLER AND THE COMPANY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR LEGAL PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY DELAWARE STATE OR FEDERAL COURT SITTING IN THE CITY OF WILMINGTON. EACH OF PARENT, PURCHASER, SELLER AND THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR LEGAL PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH OF PARENT, PURCHASER, SELLER AND THE COMPANY IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR LEGAL PROCEEDING RELATING TO THE CONTEMPLATED TRANSACTIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 9.8 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

9.9 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”

9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.11 Fees and Expenses. All Transaction Expenses incurred in connection with this Agreement and the Contemplated Transactions by the party incurring such Transaction Expenses.

9.12 Amendment. This Agreement may not be amended except by an instrument in writing, duly authorized by the appropriate boards of directors or board of managers, signed by Parent, Purchaser or their respective designees, the Company and Seller.

9.13 Waiver. At any time prior to the Closing, Parent, Purchaser, Seller and the Company may agree to (a) extend the time for the performance of any obligation or other act of the other parties hereto, (b) waive any inaccuracy in the representations and warranties of the others contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other, as the case may be, with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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IN WITNESS WHEREOF, Parent, Purchaser, Seller and the Company each have duly executed this Amended and Restated Equity Purchase Agreement as an instrument under seal as of the date first above written.

ELECTRONICS FOR IMAGING, INC.

By:	/s/ Joseph Cutts
Name:	Joseph Cutts
Title:	Chief Operating Officer

ELECTRONICS FOR IMAGING, INTERNATIONAL

By:	/s/ Joseph Cutts
Name:	Joseph Cutts
Title:	Director

[COUNTERPART SIGNATURE PAGE TO THE EQUITY PURCHASE AGREEMENT]

JETRION LLC

By:	/s/ Kenneth D. Stack
Name:	Kenneth D. Stack
Title:	President

[COUNTERPART SIGNATURE PAGE TO THE EQUITY PURCHASE AGREEMENT]

FLINT GROUP NORTH AMERICA CORPORATION

By:	/s/ Leonard D. Frescoln
Name:	Leonard D. Frescoln
Title:	Chief Executive Officer

[COUNTERPART SIGNATURE PAGE TO THE EQUITY PURCHASE AGREEMENT]